UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

NETBANK, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-22361	58-2224352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1015 Windward Ridge Parkway, Alpharetta, GA	30005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  770-343-6006

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On April 27, 2007, NetBank, Inc. (the “Company”), NetBank, a wholly-owned subsidiary of the Company, and NetBank Payment Systems, Inc. (“NPS”), a wholly owned subsidiary of NetBank, entered into an Asset Purchase Agreement (“Purchase Agreement”) with Payment Alliance International, Inc., a Delaware corporation, and PAI ATM Services, Inc., a Delaware limited liability company (the “Purchaser”), pursuant to which NPS agreed to sell substantially all of the operating assets of its ATM and merchant servicing business to the Purchaser.  The operating assets consisted primarily of servicing and transaction processing contracts on more than 8,500 ATMs nationwide.  The sales price for the principal operating assets totaled $18.0 million, and after adjustment for the estimated book value of net working capital acquired, the company received approximately $16.5 million at closing.  The closing of the transaction occurred as of April 30, 2007.  If the actual book value of the acquired net working capital as of April 30, 2007, differs from the estimated book value of net working capital, the purchase price under the Purchase Agreement will be adjusted and the appropriate party will pay the other party the amount overpaid or underpaid at the closing of the transaction.

Pursuant to the Purchase Agreement, the Company and NPS agreed to be jointly and severally liable for their indemnity obligations under, and on the terms and conditions set forth in, the Purchase Agreement.  Under the Purchase Agreement, except for certain representations of NPS, the joint and several indemnification obligation of the Company and NPS shall not exceed $1,500,000 in aggregate.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.06 Material Impairments.

As a result of the sale of NPS described above, the authorized officers of the Company concluded on April 27, 2007 that an impairment charge with respect to the carrying value of goodwill and intangibles assigned to NPS is required under generally accepted accounting principles.  The carrying value of goodwill and intangibles assigned to NPS as of September 30, 2006 was $28.5 million.  In addition to the $9.7 million impairment charge as of December 31, 2006 reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2007, the Company expects to record a non-cash, pre-tax impairment charge of $1.6 million for the impairment of goodwill and intangibles assigned to NPS as of April 30, 2007.  This impairment charge is not expected to result in any future cash expenditures.

Item 8.01 Other Events.

A press release dated May 1, 2007, announcing the sale of the NPS ATM and merchant servicing operation is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.  The following materials are filed as exhibits to this current report:

Exhibit Number	Description of Exhibit
10.1	Asset Purchase Agreement, dated April 27, 2007, by and among NetBank Payment Systems, Inc., NetBank, NetBank, Inc., Payment Alliance International, Inc., and PAI ATM Services, LLC.
99.1	Press Release, dated May 1, 2007, announcing the sale of the NPS ATM and merchant servicing operation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBANK, INC.

Date: May 2, 2007
	By:	/s/ Charles E. Mapson
Charles E. Mapson Chief Legal Counsel